Exhibit 99.1

            ADE Reports Continued Revenue Growth in Fourth Quarter;
                          Profits Reach Six-Year High;
            Company Closes Fiscal 2004 with Strong Financial Results


     WESTWOOD, Mass.--(BUSINESS WIRE)--June 22, 2004--ADE Corporation (Nasdaq:
ADEX), a leading supplier of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic storage and optics manufacturing industries, today reported its financial results for the fourth quarter and fiscal year ended April 30, 2004.
     Revenue grew to $26.2 million in the fourth quarter of fiscal 2004, up 13 percent from $23.1 million in the third quarter of fiscal 2004, and up 31 percent from $20.0 million in the fourth quarter of fiscal 2003. ADE's net income for the fourth quarter increased 61 percent to $3.2 million, or $0.23 per diluted share, from $2.0 million, or $0.14 per diluted share, for the third quarter of fiscal 2004. The Company reported net income of $211,000, or $0.02 per diluted share, for the fourth quarter of fiscal 2003.
     "ADE demonstrated the strength of its business in the fourth quarter of fiscal 2004 by delivering further growth in revenue, bookings and profits," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "High utilization rates at 200mm and 300mm silicon wafer manufacturers worldwide have triggered aggressive capacity expansion to meet planned growth, especially due to more 300mm semiconductor device fab activity. Given ADE's strong position in the wafer inspection and metrology industry, our business continues to benefit from this trend.
     "Revenue for the quarter reached a three-year high and ADE profits approached record levels, reaching a six-year high," continued Dr. Koliopoulos. "We have created a new ADE over the past 12 months, one which, quarter by quarter, has sequentially generated stronger performance and a stronger balance sheet, increased market share and substantially enhanced shareholder value."
     ADE's backlog increased 14 percent to $41.5 million on April 30, 2004 from $36.6 million on January 31, 2004. Gross margin was 51 percent for the fourth fiscal quarter, in line with guidance, and up from 47 percent for the fourth quarter a year ago. The year-over-year increase in gross margin was achieved through improvements in ADE's operational efficiencies and changes in its sales mix.
     Cash and cash equivalents totaled $41.6 million at April 30, 2004 compared with $21.5 million at the end of fiscal 2003. This 94 percent increase was achieved through ADE's positive operating cash flow for fiscal 2004 and the sale of certain non-core assets.

     Fiscal 2004 Results

     For the fiscal year ended April 30, 2004, ADE's revenue increased 24 percent to $88.6 million from $71.2 million in fiscal 2003. For the full year, ADE's net income was $8.8 million, or $0.62 per diluted share. This compares with a net loss of $7.4 million, or $0.54 per share, for fiscal 2003, a $1.16 per share turnaround year over year.
     ADE Chief Financial Officer Brian James said, "ADE's full-year 2004 financial results demonstrate that the changes we made in our operational model, when coupled with the strength of our product offering, deliver outstanding leverage in our operating model. In fact, over 90% of our revenue growth in fiscal 2004 flowed through to our bottom line. This helped us nearly double our cash balance while also paying off the majority of ADE's debt."

     Looking Ahead

     "The current flow of new 300mm wafer fab projects shows no signs of ebbing, and we expect this capacity expansion to continue for the foreseeable future," added Dr. Koliopoulos. "To ensure that we remain ahead of wafer and device makers' technology requirements, ADE continues its significant investments in research and development. At Semicon West in July, we plan multiple product introductions for the semiconductor device and silicon wafer production process control markets. ADE will also ramp up its global customer support organization aimed at maintaining its leadership in the wafer industry and increasing the penetration of ADE technology into the semiconductor device market. We believe that initiatives such as these will enable ADE to continue its growth and profitability in fiscal 2005."
     For the first quarter of fiscal 2005, ADE anticipates that revenues will continue to rise sequentially, increasing in the range of 6 to 12 percent. We expect that this will result in reported earnings between 24 and 30 cents per share for the first quarter, assuming 14.3 million weighted average shares outstanding.

     Conference Call Reminder

     ADE will host a conference call and webcast on June 23, 2004 at 8:30 a.m. Eastern Time (ET) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section at the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

     About ADE Corporation

     ADE Corporation is a leading supplier of metrology and inspection systems required for production in the silicon wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing process steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at http://www.ade.com.

     This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to those associated with the anticipated expansion of 300mm capacity as well as the Company's ability to capitalize on this trend; the Company's future product introductions; the Company's research and development and sales and marketing initiatives; and the Company's financial performance for the first quarter and full year fiscal 2005. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; the Company's ability to increase gross margins; and its visibility. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2003.

     Below are the Company's condensed consolidated statements of operations and balance sheets.


                            ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)


                                     Three months      Twelve months
                                        ended              ended
                                       April 30          April 30
                                   ----------------- -----------------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenue                            $26,184  $19,986  $88,585  $71,247
Cost of revenue                     12,858   10,513   45,043   38,954
                                   -------- -------- -------- --------
Gross profit                        13,326    9,473   43,542   32,293
                                   -------- -------- -------- --------
Operating expenses:
   Research and development          3,995    4,187   15,085   17,017
   Marketing and sales               3,015    3,221   10,435   11,514
   General and administrative        2,915    1,840   11,009    9,229
   Restructuring charges                 -        -      393    1,588
                                   -------- -------- -------- --------
Total operating expenses             9,925    9,248   36,922   39,348
                                   -------- -------- -------- --------
Income (loss) from operations        3,401      225    6,620   (7,055)
Gain on sale of long-term
 investment                              -        -    1,729        -
Gain on sale of marketable
 securities                              -        -      398        -
Interest and other income
 (expense), net                         66      (67)      24     (434)
                                   -------- -------- -------- --------
Income (loss) before provision
 for income taxes and equity in
 net earnings of affiliated
 companies                           3,467      158    8,771   (7,489)
Provision for income taxes             220       20       46       91
                                   -------- -------- -------- --------
Income (loss) before equity in
 net earnings of
 affiliated companies                3,247      138    8,725   (7,580)
Equity in net earnings of
 affiliated companies                    -       73       48      175
                                   -------- -------- -------- --------
Net income (loss)                   $3,247     $211   $8,773  $(7,405)
                                   ======== ======== ======== ========

Basic earnings (loss) per share      $0.23    $0.02    $0.63   $(0.54)
Diluted earnings (loss) per share    $0.23    $0.02    $0.62   $(0.54)

Weighted average shares outstanding
 - basic                            13,972   13,747   13,887   13,710
Weighted average shares outstanding
 - diluted                          14,288   13,748   14,127   13,710


                           ADE CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands)

                                                  April 30,  April 30,
                                                    2004       2003

Assets
Cash and cash equivalents                          $41,560   $21,476
Marketable securities                                1,084     1,060
Accounts receivable, net                            13,604    13,385
Inventories                                         32,745    29,349
Other current assets                                 1,068     1,046
                                                  --------- ---------
    Total current assets                            90,061    66,316

Fixed assets, net                                   10,829    20,923
Investments                                            499     3,724
Restricted cash                                        637     3,157
Other assets                                         6,449     6,996
                                                  --------- ---------
     Total assets                                 $108,475  $101,116
                                                  ========= =========

Liabilities and Stockholders' Equity
Total current liabilities                          $17,089   $16,237
Deferred gain on sale-leaseback                      1,609         -
Long-term debt                                       3,608    10,082
Total stockholders' equity                          86,169    74,797
                                                  --------- ---------
     Total liabilities and stockholders' equity   $108,475  $101,116
                                                  ========= =========


     CONTACT: ADE Corporation
              Brian James, 781-467-3500
              Executive VP and Chief Financial Officer